Exhibit 99.1

Performant Financial Corporation Announces Financial Results for First Quarter 2018

Livermore, Calif., May 8, 2018 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its first quarter ended March 31, 2018:

First Quarter Financial Highlights

•	Total revenues of $57.0 million, compared to revenues of $33.1 million in the prior year period, up 72.2%

•	Net income of $8.5 million, or $0.16 per diluted share, compared to a net loss of $3.0 million, or $(0.06) per diluted share, in the prior year period

•	Adjusted EBITDA of $(3.4) million, compared to adjusted EBITDA of $2.8 million in the prior year period

•	Adjusted net loss of $4.3 million, or $(0.08) per diluted share, compared to an adjusted net loss of $1.9 million or $(0.04) per diluted share in the prior year period

Update Regarding the Department of Education Defaulted Federal Student Loans Award

On January 11, 2018, the Department of Education announced that Performant Recovery, Inc., and another company had been awarded contracts to provide debt-collection services on defaulted Federal student loans. Those contract awards have been the subject of protests by unsuccessful bidders at the U.S. Court of Federal Claims and performance under the contract has been stayed pending the protest process. This past Thursday, May 3, 2018, the Department of Justice, on the Department of Education’s behalf, notified the U.S. Court of Federal Claims that the Department of Education has decided to cancel this procurement and, as a result, will terminate for convenience the contracts awarded to Performant and the second awardee. The notice states that the Department of Education has decided to cancel the current procurement as part of its plan to make substantial changes in the collection and administrative resolution of defaulted Federal student loans, which the Department of Education concluded would eliminate the need for this procurement.

“We disagree with the Department of Justice’s decision, particularly given that the Department of Education held over $120 billion in defaulted student loans as of September 30, 2017. Moreover, between 2015 and 2017 over $62 billion in student loans defaulted, which coincides with the wind down of the old unrestricted contract,” stated Lisa Im, Performant’s Chief Executive Officer. “However, we will continue to stay close to this situation because default rates are going to necessitate that actions be taken before long. As a reminder, our previously stated comments regarding 2018 guidance and the snapshot of our view of Performant in 2021, which reflects a business with over $200 million of revenues and 20% EBITDA margins, excluded any potential impact of an award from the Department of Education.”

First Quarter 2018 Results

Student lending revenues in the first quarter were $19.1 million, a decrease of 22.0% from revenues of $24.5 million in the prior year period. Guaranty Agency clients, U.S. Department of Education subcontracts and the U.S. Department of Education accounted for revenues of $17.9 million, $1.2 million and $0.0 million, respectively, in the first quarter of 2018, compared to $22.9 million, $0.4 million and $1.2 million in the prior year period. Student loan placement volume (defined below) during the quarter totaled $0.9 billion, compared to $0.7 billion in the prior year period.

Healthcare revenues in the first quarter were $31.3 million, up from $1.6 million in the prior year period. Medicare audit recovery revenues were $29.1 million in the first quarter, an increase of $29.0 million from the prior year period, primarily due to $27.8 million in revenues from release of liabilities on our balance sheet related to the 2009 CMS Region A contract, which terminated on January 31, 2018. The Company began work on the MSP CRC programs in February 2018, so the quarterly revenue from that contract of $0.9 million is really the result of about five weeks of activity. Commercial healthcare clients contributed revenues of $2.2 million, an increase of $0.6 million or 37.5% from the prior year period.

Other revenues in the first quarter were $6.6 million, down from $6.9 million in the prior year period. There is a delay in the U.S. Department of Treasury contract start up, which is causing a delay of revenue from Q1 (and likely Q2) to the back half of the year. Adjusted for this contract start up delay, other revenue is up $1.7 million, or 25% versus prior year period.

Net income for the first quarter of 2018 was $8.5 million, or $0.16 per share on a fully diluted basis, compared to net loss of $3.0 million or $(0.06) per share on a fully diluted basis in the prior year period. Adjusted EBITDA for the first quarter of 2018 was $(3.4) million as compared to $2.8 million in the prior year period. Adjusted net loss for the first quarter of 2018 was $4.3 million, resulting in $(0.08) per share on a fully diluted basis. This compares to adjusted net loss of $1.9 million or $(0.04) per fully diluted share in the prior year period. The adjusted amounts in the most recent quarter do not reflect the $18.8 million net benefit from the release of liabilities, net of related expenses, resulting from the termination of the 2009 CMS Region A contract.

As of March 31, 2018, the Company had cash, cash equivalents and restricted cash of approximately $10.5 million.

Business Outlook

“We are gaining momentum through the first quarter and are pleased to have started our MSP CRC operations in earnest. In addition to the MSP CRC, we have a handful of other contracts that require investment before we see meaningful revenues. We believe we will continue to invest through the first half of the year, with the expectation of revenue momentum building into Q3 and Q4. While we are disappointed with the Department of Education’s short term decision to cancel the current procurement, we believe the dramatic increase in defaults from 2015 to 2017 will need to be addressed in some way by the Department. We will stay close to this situation, however, want to reiterate that we anticipate strong growth in other parts of our business. We reiterate our guidance for 2018 with revenues between $123 and $150 million, and adjusted EBITDA between $2 and $6 million,” stated Im.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its first quarter results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 855-327-6837 (domestic) or 631-891-4304 (international).

A replay of the call will be available on the Company's website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 10004696. The telephonic replay will be available approximately three hours after the call, through May 15, 2018.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the company presents adjusted EBITDA and adjusted net income/(loss). These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income/(loss) to net income/(loss) determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income/(loss) in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income/(loss) provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income/(loss) has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding revenue expectations under our MSP CRC and United States Treasury contracts and our outlook for revenues and adjusted EBITDA in 2018. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that the contracts with our large clients may be changed or terminated unilaterally and on short notice, that our contracts with two of our largest customers, Great Lakes Higher Education and the U.S. Department of Education, have been terminated, that while our protest of Department of Education contract award decision was upheld, there is no assurance that we will receive a new contract award from the Department of Education in the future, that continuing limitations on the scope of our audit activity under our RAC contracts have significantly reduced our revenue opportunities with this client, that the amount of commissions we are required to return to CMS due to successful appeals by providers could exceed our estimated appeals reserve, that we have significant indebtedness and may not be able to avoid a breach of the covenants and other provisions of our credit agreement which would cause us to be in default, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarter ended March 31, 2018 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,663	$21,731
Restricted cash	1,788	1,788
Trade accounts receivable, net of allowance for doubtful accounts of $70 and $35, respectively	18,399	12,494
Prepaid expenses and other current assets	3,821	12,678
Income tax receivable	4,523	6,839
Total current assets	37,194	55,530
Property, equipment, and leasehold improvements, net	21,071	20,944
Identifiable intangible assets, net	4,661	4,864
Goodwill	81,572	81,572
Deferred income taxes	763	468
Other assets	1,018	1,058
Total assets	$146,279	$164,436
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable, net of unamortized debt issuance costs of $156 and $171, respectively	$2,044	$2,029
Accrued salaries and benefits	5,986	4,569
Accounts payable	1,438	1,518
Other current liabilities	3,479	3,347
Deferred revenue	1,440	—
Estimated liability for appeals	885	18,817
Net payable to client	—	12,800
Total current liabilities	15,272	43,080
Notes payable, net of current portion and unamortized debt issuance costs of $2,929 and $3,245, respectively	38,321	38,555
Deferred income taxes	578	—
Other liabilities	2,872	2,476
Total liabilities	57,043	84,111
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at March 31, 2018 and December 31, 2017; issued and outstanding 51,495 and 51,085 shares at March 31, 2018 and December 31, 2017, respectively	5	5
Additional paid-in capital	72,915	72,459
Retained earnings	16,316	7,861
Total stockholders’ equity	89,236	80,325
Total liabilities and stockholders’ equity	$146,279	$164,436

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Revenues	$57,021	$33,109
Operating expenses:
Salaries and benefits	21,781	20,696
Other operating expenses	23,020	13,441
Total operating expenses	44,801	34,137
Income (loss) from operations	12,220	(1,028)
Interest expense	(1,270)	(1,606)
Interest income	6	—
Income (loss) before provision for income taxes	10,956	(2,634)
Provision for income taxes	2,501	325
Net income (loss)	$8,455	$(2,959)
Net income (loss) per share
Basic	$0.16	$(0.06)
Diluted	$0.16	$(0.06)
Weighted average shares
Basic	51,320	50,304
Diluted	53,455	50,304

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
Cash flows from operating activities:	2018	2017
Net income (loss)	$8,455	$(2,959)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Loss on disposal of assets	—	4
Release of net payable to client related to contract termination	(9,860)	—
Release of estimated liability for appeals due to termination of contract	(17,932)	—
Derecognition of subcontractor receivable for appeals due to termination of contract	5,535	—
Derecognition of subcontractor receivable for overturned claims	1,536	—
Allowance for doubtful accounts for subcontractor receivable	1,868	—
Depreciation and amortization	2,576	2,774
Deferred income taxes	283	389
Stock-based compensation	639	1,103
Interest expense from debt issuance costs	331	366
Changes in operating assets and liabilities:
Trade accounts receivable	(5,905)	(1,333)
Prepaid expenses and other current assets	(82)	(2,369)
Income tax receivable	2,316	42
Other assets	41	19
Accrued salaries and benefits	1,417	1,462
Accounts payable	(80)	346
Deferred revenue and other current liabilities	1,571	637
Estimated liability for appeals	—	(7)
Net payable to client	(2,940)	(35)
Other liabilities	395	(38)
Net cash (used in) provided by operating activities	(9,836)	401
Cash flows from investing activities:
Purchase of property, equipment, and leasehold improvements	(2,500)	(2,823)
Net cash used in investing activities	(2,500)	(2,823)
Cash flows from financing activities:
Repayment of notes payable	(550)	(3,348)
Taxes paid related to net share settlement of stock awards	(299)	(254)
Proceeds from exercise of stock options	116	3
Net cash used in financing activities	(733)	(3,599)
Effect of foreign currency exchange rate changes on cash	1	(3)
Net decrease in cash, cash equivalents and restricted cash	(13,068)	(6,024)
Cash, cash equivalents and restricted cash at beginning of period	23,519	40,484
Cash, cash equivalents and restricted cash at end of period	$10,451	$34,460
Supplemental disclosures of cash flow information:
Cash received for income taxes	$(299)	$(118)
Cash paid for interest	$939	$1,255

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Adjusted Earnings Per Diluted Share:
Net income (loss)	$8,455	$(2,959)
Plus: Adjustment items per reconciliation of adjusted net income	(12,791)	1,044
Adjusted net loss	(4,336)	(1,915)
Adjusted Earnings Per Diluted Share	$(0.08)	$(0.04)
Diluted avg shares outstanding	51,320	50,304

	Three Months Ended March 31,
	2018	2017
Adjusted EBITDA:
Net income (loss)	$8,455	$(2,959)
Provision for income taxes	2,501	325
Interest expense (1)	1,270	1,606
Interest income	(6)	—
Depreciation and amortization	2,576	2,774
CMS Region A contract termination (5)	(18,816)	—
Stock-based compensation	639	1,103
Adjusted EBITDA	$(3,381)	$2,849

	Three Months Ended March 31,
	2018	2017
Adjusted Net Income (Loss):
Net income (loss)	$8,455	$(2,959)
Stock-based compensation	639	1,103
Amortization of intangibles (2)	203	271
Deferred financing amortization costs (3)	331	366
CMS Region A contract termination (5)	(18,816)	—
Tax adjustments (4)	4,852	(696)
Adjusted Net Loss	$(4,336)	$(1,915)

(1)	Represents interest expense and amortization of issuance costs related to the refinancing of our indebtedness.

(2)
Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.

(3)
Represents amortization of capitalized financing costs related to our New Credit Agreement for the first quarter of 2018, and amortization of capitalized financing costs related to our Prior Credit Agreement for the first quarter of 2017.

(4)	Represents tax adjustments assuming a marginal tax rate of 40% and 27.5% for 2018.

(5)
Represents the net impact of the termination of our 2009 CMS Region A contract during the three months ended March 31, 2018, comprised of release of $27.8 million of the estimated liability for appeals and the net payable to client balances into revenue, net of derecognition of $9.0 million of prepaid expenses and other current assets, with a charge to other operating expenses, reflecting accrued receivables associated with amounts due from subcontractors for decided and yet-to-be decided appeals.

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amount)
(Unaudited)

We are providing the following preliminary estimates of our financial results for the year ended December 31, 2018:

	Three Months Ended	Nine Months Ended	Year Ended
	March 31, 2018	December 31, 2018	December 31, 2017	December 31, 2018
	Actual	Estimate	Actual	Estimate
Adjusted EBITDA:
Net income (loss)	$8,455	$ (4,804) to (3,745)	$(12,729)	$ 3,651 to 4,710
Provision for income taxes	2,501	(1,116) to (715)	(1,325)	1,385 to 1,786
Interest expense (1)	1,270	2,930 to 3,630	6,972	4,200 to 4,900
Interest income	(6)	(14) to (24)	(4)	(20) to (30)
Transaction expenses	—	—	576	—
Depreciation and amortization	2,576	7,224 to 8,274	10,888	9,800 to 10,850
Impairment of goodwill and customer relationship (6)	—	—	1,081	—
CMS Region A contract termination (5)	(18,816)	—	—	(18,816)
Stock-based compensation	639	1,161 to 1,961	3,740	1,800 to 2,600
Adjusted EBITDA	$(3,381)	$ 5,381 to 9,381	$9,199	$ 2,000 to 6,000

(1) Represents interest expense and amortization of issuance costs related to the refinancing of our indebtedness.
(5) Represents the net impact of the termination of our 2009 CMS Region A contract during the three months ended March 31, 2018, comprised of release of $27.8 million of the estimated liability for appeals and the net payable to client balances into revenue, net of derecognition of $9.0 million of prepaid expenses and other current assets, with a charge to other operating expenses, reflecting accrued receivables associated with amounts due from subcontractors for decided and yet-to-be decided appeals.
(6) Represents goodwill and impairment charges related to our Performant Europe Ltd. subsidiary.